December 4, 2017


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President - General Counsel & Corporate Affairs Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Assistant Secretary - Corporate & Securities Specialist


Sincerely,


/s/ Andrew J. Mowery
Name:  Andrew J. Mowery
Title:    Senior Vice President - Chief Product Supply Officer